Exhibit 5.1

January 20, 2023

Augusta Gold Corp.

Suite 555 - 999 Canada Place

Vancouver, BC, Canada V6C 3E1

Re:       Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as United States counsel to Augusta Gold Corp., a Delaware corporation (the “Corporation”), in connection with the filing by the Corporation with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated January 11, 2023 (the “Prospectus Supplement”), to the prospectus effective August 18, 2022 (together with the Prospectus Supplement, the “Prospectus”) included in the Registration Statement on Form S-3 SEC File No. 333-266055 (the “Registration Statement”) filed by the Corporation with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Corporation of 5,847,954 units of the Corporation (“Units”) on a “bought deal” underwritten basis, at a price of C$1.71 per Unit (the “Offering Price”), including the 877,193 Units (“Additional Units”) issuable upon exercise of the Underwriters’ over-allotment option (“Over-Allotment Option”), pursuant to a certain Underwriting Agreement, dated January 11, 2023 (the “Underwriting Agreement”), among the Corporation and Eight Capital, National Bank Financial and TD Securities Inc. (collectively, the “Underwriters”) (the transaction, the “Offering”).

Each Unit will be comprised of one share of the Corporation’s common stock, par value $0.0001 (the “Common Stock”, the “Shares” and each share, a “Share”) and one-half of one Common Stock purchase warrant (each whole Common Stock purchase warrant, a “Unit Warrant”). The Unit Warrants are governed by the warrant indenture dated January 20, 2023 (the “Warrant Indenture”) between the Corporation and Endeavor Trust Corporation, as the warrant agent. Pursuant to the terms of the Warrant Indenture, each Unit Warrant will entitle the holder to acquire one Share (each, a “Unit Warrant Share”) for a period of 36 months following the closing of the Offering at an exercise price of C$2.30 per Share.

Pursuant to the Underwriting Agreement, the Corporation has agreed to issue to the Underwriters or their designees, Common Stock purchase warrants (the “Compensation Warrants”) to purchase up to a number of Shares equal to 5% of the Units sold pursuant to the Offering (including, if applicable, any Additional Units issued pursuant to the Over-Allotment Option). The Compensation Warrants are governed by the terms of the certificate representing the Compensation Warrants issuable to the Underwriters or their designees (the “Compensation Warrant Certificate”). Pursuant to the terms of the Compensation Warrant Certificate, each Compensation Warrant entitles the holder thereof to purchase one Share (each, a “Compensation Warrant Share”) at an exercise price of C$1.71 per Compensation Warrant Share for a period of 12 months following the closing of the Offering.

For purposes of the opinions set forth below, we have examined the following:

(a)	the Amended and Restated Certificate of Incorporation of the Corporation;

(b)	the Amended and Restated Bylaws of the Corporation;

(c)	the Registration Statement, including the Prospectus, which provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”).

We have also examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons, and with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Corporation and of public officials.

Based on the foregoing, we are of the opinion that (i) the Units have been duly authorized by all necessary corporate action on the part of the Corporation and constitute valid and binding obligations of the Corporation (ii) the Shares comprising the Units have been duly authorized by all necessary corporate action on the part of the Corporation and, upon issuance of the Shares in the manner contemplated by the Underwriting Agreement and the Prospectus, the Shares will be duly authorized, validly issued, fully paid and non-assessable; (iii) the Unit Warrant Shares initially issuable upon exercise of the Unit Warrants have been duly authorized by all necessary corporate action on the part of the Corporation and when issued by the Corporation against payment therefor in the circumstances contemplated by the Warrant Indenture, will be validly issued, fully paid and non-assessable; (iv) the Compensation Warrant Shares initially issuable upon exercise of the Compensation Warrants have been duly authorized by all necessary corporate action on the part of the Corporation and when issued by the Corporation against payment therefor in the circumstances contemplated by the Compensation Warrant Certificate will be validly issued, fully paid and non-assessable; (v) the Warrant Indenture has been duly authorized, executed and delivered by the Corporation; and (vi) the Compensation Warrant Certificates have been duly authorized, executed and delivered by the Corporation.

Our opinions expressed above are limited to Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Corporation with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

JKB/AWE